Exhibit 99.1

GYRODYNE MERGER COMPLETED

GYRODYNE, LLC SHARES BEGIN TRADING ON NASDAQ

ST. JAMES, NY – September 1, 2015 – Gyrodyne, LLC (NASDAQ: GYRO), a New York limited liability company (“Gyrodyne”), today announced the completion of the previously announced merger of Gyrodyne Company of America, Inc. (the “Corporation”) and Gyrodyne Special Distribution, LLC (“GSD”) into Gyrodyne.

Gyrodyne is the surviving company in the merger, which terminated the existence of the Corporation and GSD. Gyrodyne also announced the commencement of trading today of common shares of Gyrodyne on the NASDAQ Stock Market under the symbol “GYRO”. The number of common shares outstanding in Gyrodyne following the merger is 1,482,680. As more fully described below, each share of the Corporation was converted into .0904 shares of Gyrodyne pursuant to the merger. The common shares of Gyrodyne will have a new CUSIP number of 403829 104.

Shareholders of record of the Corporation will receive a letter of transmittal and instructions on how to surrender their share certificates in exchange for Gyrodyne common shares and should wait to receive the letter of transmittal before surrendering their share certificates.

The merger was approved by the shareholders of the Corporation on August 20, 2015. The final voting results indicate that more than 99 percent of the votes cast at the special meeting voted in favor of the merger, representing more than 76 percent of all outstanding shares of Corporation common stock.

The merger completes the plan of liquidation for purposes of the Internal Revenue Code. It results in holders of common stock of the Corporation receiving approximately 22.6% (335,086 shares) of the common shares of Gyrodyne in the aggregate (.0904 common share of Gyrodyne per share of Corporation common stock), holders of interests in nontransferable dividend notes issued by the Corporation receiving approximately 30.0% (444,804 shares) of the common shares of Gyrodyne in the aggregate (.025 common share of Gyrodyne per $1.00 principal amount of the dividend notes issued in January 2014 and the dividend notes issued in December 2014, together, in each case, with any interest thereon paid in kind in the form of additional notes), and holders of nontransferable interests in GSD receiving approximately 47.4% (702,790 shares) of the common shares of Gyrodyne in the aggregate (.474 common share of Gyrodyne per GSD interest).

Paul L. Lamb, who continues as Chairman of the Board of Directors of Gyrodyne, stated: "The consummation of the merger represents a major step toward accomplishing our strategic goal of maximizing the value of our real estate interests through an orderly sale over time."

Frederick C. Braun III, who continues as President and Chief Executive Officer of Gyrodyne, stated: "The merger aligns the shareholder base of Gyrodyne while fortifying its balance sheet and providing liquidity to the note holders and the shareholders of GSD.”

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CONTACT

Frederick C. Braun III
President and CEO

631.584.5400

About Gyrodyne, LLC

Gyrodyne, LLC owns and manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties primarily in the New York metropolitan area. Gyrodyne, LLC owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of development plans. Gyrodyne, LLC also owns medical office buildings in Port Jefferson Station, New York, Cortlandt Manor, New York and Fairfax, Virginia. Gyrodyne, LLC (through a wholly-owned subsidiary) is also a limited partner in Callery Judge Grove, L.P., the only assets of which consist of potential future payments upon the achievement of certain development benchmarks by the purchaser in the 2013 sale by the partnership of an undeveloped 3,700 plus acre property in Palm Beach County, Florida. Gyrodyne, LLC's common shares are traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne, LLC may be found on its web site at www.gyrodyne.com.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology as well as statements regarding the evaluation of strategic alternatives. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, risks and uncertainties relating to the plan of liquidation, the risk that the proceeds from the sale of Gyrodyne, LLC's assets may be substantially below Gyrodyne, LLC's estimates, the risk that the proceeds from the sale of our assets may not be sufficient to satisfy Gyrodyne, LLC's obligations to its current and future creditors, and other unforeseeable expenses related to the proposed liquidation, the tax treatment of condemnation proceeds, the effect of economic and business conditions, including risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, risks and uncertainties relating to developing Gyrodyne, LLC's undeveloped property in St. James, New York and other risks detailed from time to time in Gyrodyne, LLC's SEC reports. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see such risk factors that are relevant to Gyrodyne, LLC following the merger set forth in the section entitled "Risk Factors" and the forward-looking statement disclosure, each contained in Gyrodyne's Registration Statement on Form S-1, which was declared effective by the Securities and Exchange Commission on May 18, 2015.